Exhibit 99.2
3Q06 Earnings Conference Call
November 8, 2006
Safe Harbor Provision
This script may contain forward-looking statements that are subject to many risks and uncertainties, including difficulties in integrating the operations, technologies, products, and personnel of SpectraLink and KIRK; expectations that the acquisition will be accretive to SpectraLink’s results; the unpredictable growth in international sales; the inability to close several large orders in the sales pipeline; OEM agreements with SpectraLink that impact margins and may not result in increased future sales of SpectraLink’s products or services; adverse changes in economic and business conditions affecting SpectraLink’s customers; the intensely competitive nature of the wireless communications industry, and a customer preference to buy all telephone communications systems from a single source provider that manufactures and sells PBX or key/hybrid systems; changes in rules and regulations of the FCC; and the anticipated growth of the market for on-premises wireless telephone systems. More information about potential risk factors that could affect our results is available in SpectraLink’s filings with the Securities and Exchange Commission on Form 10-K for the year ended Dec. 31, 2005, and subsequent Form 10-Q filings.
John Elms
Thank you, operator.
Thank you for joining SpectraLink’s conference call and webcast for the third quarter of 2006. I regret that Ernie Sampias, SpectraLink’s chief financial officer, is unable to join me today. It appears as though he has come down with the flu. With me today to review the financials is Carolyn Smyth, SpectraLink’s vice president of finance and corporate controller.
Before I begin, I want to remind you that this discussion will contain projections and other forward-looking statements. Forward-looking statements speak only as of the date of the statements and are subject to risks and uncertainties, so actual results could differ from present expectations. Therefore, I refer you to information contained in our 2005 Form 10-K, filed with the Securities and Exchange Commission on March 16, 2006, and in our Form 10-Q for the quarterly period ended June 30, 2006, filed with the Securities and Exchange Commission on August 9, 2006, for a description of risks and uncertainties that could cause actual results to differ materially from those in any forward-looking statement. These filings are available on the Investors section of our website. You will also see a description of some of these risks and uncertainties in today’s press release. SpectraLink undertakes no obligation to update or revise any forward-looking statements discussed today in order to reflect events or circumstances that may arise after the date of this conference call.

CEO PERSPECTIVE
The third quarter of 2006 was a solid one for SpectraLink on both the top and bottom lines. We have seen product demand increase and service revenues are at an all-time high. For the quarter ending September 30, 2006, the company had combined revenue of $38.0 million, which is a 7% sequential increase over last quarter. Some aggressive belt-tightening resulted in non-GAAP operating expenses falling to 43% of revenue compared to 50% of revenue last quarter. Later in the call, Carolyn will provide a detailed explanation of our financial results. But first, I’d like to update you on our accomplishments this past quarter as well as provide some color in terms of what we’re seeing in the marketplace.
Recently, we have seen several high-impact announcements. In September, Motorola announced that it plans to purchase Symbol Technologies as part of its initiative to focus more heavily on the company’s mobility strategy. We have a long history of working with Symbol dating to our first introduction of the NetLink products in 1999, and we plan to maintain this relationship.
On a strategic basis, Symbol dominates the Wi-Fi infrastructure market in retail where we share many customers, and Motorola is all about mobility. Therefore, we view the Motorola acquisition of Symbol as an opportunity to raise awareness and open up additional markets for SpectraLink to deliver enterprise-grade wireless telephony solutions.
On a tactical level, we recently announced our participation in the Symbol PartnerSelect Independent Software Vendor Program. Through membership in this program, SpectraLink is working with Symbol to develop technical solutions, as well as sales and marketing programs to address current and future customer demand for wireless telephony applications utilizing Symbol’s mobile computers operating on Microsoft’s Windows Mobile5 operating system. On the last call, I highlighted the three key pillars of our strategy, one of which is leveraging our standards-plus wireless voice expertise and intellectual property to enable mass-market devices with SpectraLink’s superior mobile voice over Wi-Fi technology. Our announcement with Symbol is a proof point of the viability of this strategy. In fact, we currently have a SpectraLink softphone application running on Symbol mobile computing terminals in some of our key retail customers’ technology labs.
Our NetLink Wireless Telephones recently passed the SymbolPLUS Validation Program requirements for interoperability with Symbol Wi-Fi infrastructure. Our commitment to interoperability extends across vendors and technologies, and we will continue to work with market leaders — and innovators — in the wireless and telecom industries to deliver enterprise-grade wireless voice solutions.
Recently, 3Com announced an enterprise Wi-Fi telephone. We are familiar with the handset and have seen the reference design for some time. It comes from a Taiwanese ODM, and while it supports standard SIP protocol, we have observed limitations with roaming, capacity, and quality of service – which are the attributes our customers require in a mobile enterprise-grade Wi-Fi product. We will continue to see similar devices hit the marketplace, and in fact, the Wi-Fi Alliance counts nearly 40 phones incorporating the Wi-Fi technology, including those serving the dual mode cellular market. Candidly, the vast majority of Wi-Fi applications on wireless handsets are still mainly data-oriented such as micro-browsers for the web. Moreover, none offers the deep integration to the wide range of telephone switches, the broad range of interoperability with wireless LAN infrastructure providers, the durability or the near-wireline quality of service only offered by SpectraLink today.

The other two pillars of our strategy include focusing on our key vertical markets through extended applications integration and continuing to leverage our OEM partners to further penetrate the general enterprise market. I’d like to emphasize some accomplishments that demonstrate the execution of our strategic initiatives.
First, we have taken steps to establish a business unit to focus on application integration and seek out strategic partnerships that will leverage our application integration capabilities within our key vertical markets. Just as we’ve seen success with nurse call integration in healthcare, we see similar opportunities for integration with manufacturing process control systems, customer relationship management (or CRM) systems, and product and customer assistance applications. Our applications business unit will leverage our presence and leadership in these major markets to increase our customers’ ROI as well as generate new market opportunities for SpectraLink and our distribution partners.
With regard to our OEM partners, Nortel and NEC North America are now offering our DECT systems as part of their wireless portfolios in the Americas. Internationally, NetLink wireless telephones are being integrated into the product offerings of the many distributors we obtained through our acquisition of KIRK telecom. We are already offering for sale NetLink products through KIRK’s top eight distributors, all of whom attended a partner conference and training session that KIRK hosted last month in Europe.
On the last earnings call, I mentioned the European launch of the KIRK Wireless Server 600v3. The product has been a tremendous success, and sales were more than 50% higher than expected in the first six months since the launch. Part of the success comes from recent wins with market-leading retailers in Northern Europe. In addition, we are outfitting what we hope to be the fist of many cruise ships with wireless IP DECT telephony for more than 200 staff members to use while onboard.
Since our last call, both Meru Networks and BelAir Networks joined our extensive list of SpectraLink VIEW Certified partners with their Wi-Fi infrastructure products. The work with BelAir Networks was unique because it was the first time we certified Wi-Fi mesh access points. This demonstrates our commitment to deliver enterprise-grade wireless telephony across various types of Wi-Fi technologies. Although Wi-Fi Mesh technology is frequently discussed in the context of metro-area public-access networks, it also has applications in large enterprises such as hospitals, hotels and resorts, and corporate campuses.
SpectraLink was recognized for product and market leadership on several occasions over the last few months. We earned two Mobile Village Awards. We nominated our customer Mission Community Hospital as a healthcare success story, which resulted in a Gold Star Award. And the new SpectraLink Dect 4040 wireless telephone took home a Silver Star award in the rugged handheld category. In addition, Ben Guderian, SpectraLink’s vice president of marketing, was recently named among the “Top 100 Voices in IP Communications” in Internet Telephony Magazine’s 100th issue and one of the noted top 5 voices. SpectraLink was the only enterprise wireless company on the list, and this recognition is a testament to our expertise not only in wireless but in enterprise IP telephony as well.
On the local front, the Company was recognized by Deloitte & Touche with a Fast 50 award for 2005. Fast 50 ranks the 50 fastest growing technology, media, telecommunications and life sciences companies in Colorado, and this is the ninth consecutive year that SpectraLink made the list. We are one of only two companies that have earned this recognition every year since the award’s inception. And finally, our Colorado-based manufacturing operation was recently recognized by Celebrate Technology, an organization that rewards the achievements of Colorado-based companies and individuals that have contributed in a significant way to the technological business landscape of the state.
Lastly, before going into the financial details, I’d like to update you on our executive team. Last quarter, I mentioned that Jill Kenney had stepped down as executive vice president of sales and marketing to return to university. I am still actively seeking a replacement to lead our sales organization while Gary Mead continues to fill that role in the interim. We hired Michael Jensen this quarter to fill the open position of vice president of finance, HR and IT at KIRK. Michael comes to us from Deloitte &Touche and will be key in helping to consolidate our international financials. I have also appointed Ben Guderian as vice president of marketing. Many of you have met Ben while he was serving as vice president of industry relations and know that his deep product and market knowledge will serve us well as we navigate our way through the evolving marketplace.
At this point, I’ll turn the call over to Carolyn, who will cover the financial results in detail.
Carolyn Smyth
Thank you, John.
Consolidated revenue for the third quarter of 2006 was $38.0 million, resulting in a 7% increase over pro forma consolidated revenue in the third quarter of 2005, and a 7% sequential increase over last quarter. Of this total, SpectraLink standalone contributed $29.4 million, representing strong third quarter year-over-year growth in revenue of 19%.
The KIRK group, made up of KIRK telecom and KIRK scantel, contributed $8.6 million this quarter, which represents a decrease of 21% year-over-year when compared to pro forma revenue for the same time last year. As discussed last quarter, a significant decline in North American OEM revenues is the primary cause of KIRK’s decrease in revenue. More than $2.2 million of this decline was tied to a single OEM partner who placed large initial orders in 2005. We expect year-over-year comparisons to become more favorable in future quarters as the OEM works off its initial orders and begins to replenish its channels.
Third quarter GAAP net income was $1.7 million, or 9 cents in GAAP earnings per diluted share. Non-GAAP net income, which excludes amortization of intangibles associated with the KIRK acquisition and share-based compensation related to FAS 123R, was $3.3 million or 17 cents earnings per diluted share. For the third quarter of 2005, consolidated GAAP pro forma net income was $2.4 million, or 12 cents pro forma earnings per diluted share, on pro forma revenue of $35.6 million.
GAAP loss per diluted share for the nine months ended September 30, 2006, was 3 cents on a net loss of $612,000 on revenue of $107.3 million. Non-GAAP net income for this period was $5.4 million or 28 cents earnings per diluted share. The adjustments to derive non-GAAP net income for the nine months ended September 30, 2006, included amortization of intangibles associated with the KIRK acquisition and stock option expensing related to FAS 123R, as well as purchased in-process R&D related to the KIRK acquisition in Q1. For the nine months ended September 30, 2005, pro forma GAAP earnings per diluted share were 20 cents on net income of $3.9 million and revenue of $97.2 million.

Our distribution channels were responsible for approximately 49% of consolidated quarterly product sales, OEM partners contributed approximately 35% of product sales, and the balance of 16% was met through our direct sales team.
In Q3, we had two large product deals that were slightly greater than $500,000. Both deals went to one of our large OEM partners to supply their channels and end-user customers.
The only 10% customer this quarter was one of our OEM partners.
Our Services business continues to grow faster than the Company as a whole as we expand our reach into our target markets and expand our installed base. Installations are growing as the market recognizes SpectraLink as the expert in deploying enterprise voice. As product sales increase, so do corresponding maintenance contracts. In Q3, Services contributed a record $8.1 million, or 21% of total revenue, close to a 7% increase over last quarter.
The mix between Link wireless telephone systems, NetLink wireless telephones and KIRK DECT systems sales continues to favor NetLink. NetLink accounted for 36% of product sales, delivering $10.8 million in revenue; Link sales contributed $10.6 million to revenue, accounting for 36% of product sales; and KIRK DECT systems made up the balance with $8.4 million in revenue or 28% in product sales.
Overall non-GAAP consolidated gross margin for the quarter was slightly below last quarter at 56.5%, but remains within our guided range of 55 to 60%. The consolidated gross margin is a blend of our three product lines and our services business. Each of these contributors has a different gross margin. As our revenue mix varies from quarter-to-quarter, we expect to see fluctuations in our gross margin but continue to believe our forecast range of 55 to 60% for the year is appropriate.
Consolidated non-GAAP R&D expense accounted for 12.0% of third quarter revenue, significantly down as a percent of revenue when compared to Q2 of 15.9%. Although, it remains just above pro forma non-GAAP Q3 2005 of 11% of revenue, it is very close to SpectraLink historical levels of 10 to 12% of revenue. Last quarter we told you we were scrutinizing our operating expenses, especially R&D. The ramp up in R&D expenses during the first part of the year was necessary to launch several new products in 2006 and next year. The decline of over $1 million in R&D expense from last quarter more than doubles our goal of a $500,000 decrease, and was possible because we completed much of our R&D efforts on the new offerings.
Consolidated non-GAAP Sales and Marketing expense was 23% of third quarter revenue, below last quarter’s 25%, and slightly higher than 22% of pro forma non-GAAP revenue in Q3 2005.
Non-GAAP G&A expense as a percent of quarterly revenue was 7.7%, noticeably down when compared with 9.1% last quarter. Pro forma non-GAAP G&A expense for the same period last year was 7.4% of pro forma revenue. Higher than historical G&A costs result from several expenses this quarter totaling more than $300 thousand that are one-time in nature, including first year costs to support our Sarbanes Oxley compliance at KIRK, and the cost to finalize purchase accounting at KIRK.
Total consolidated non-GAAP operating expenses for the quarter were 43% of revenue, a very significant decrease when compared with 50% last quarter. This considerable decline results primarily from the steep drop in R&D expenses mentioned earlier. KIRK also contributed to the operating expense decline by postponing and streamlining some costs and investments. This compares closely to non-GAAP pro forma total consolidated operating expenses of 41% of revenue for Q3 of 2005.
Our stated goal is to manage our operating expenses back in-line with SpectraLink’s historical run rates as a percent of revenue. The decline in expenses across the board this quarter brought us very close to those historical levels. We continue to focus our efforts on improving our operating expense cost structure, particularly in G&A and R&D.
The total of cash, cash equivalents and investments as of September 30, 2006, was $15.1 million compared to $16.4 million at June 30, 2006. Our cash balance declined as we repaid $2 million in outstanding debt incident to our acquisition of KIRK as well as increased inventory.
Net inventory at September 30, 2006, was $19.5 million, representing a $600 thousand increase over the $18.9 million of net inventory at June 30, 2006. This increase was related to a vendor-imposed last-time buy of non-RoHS compliant parts for use in our i640 and e340 NetLink handsets sold where RoHS compliance does not apply, and the build-up of parts necessary to ensure a smooth transition to our new products introduced earlier this year. It remains our goal to reduce net inventory over the next couple of quarters as we work through this transitional period.
Days-sales-outstanding for the SpectraLink stand-alone entity decreased to 56 days at the end of this quarter from 58 days last quarter because of timing of shipments to our OEM partners.
Much improved net income over Q2 resulted in positive cash flow for the quarter, which helped us payoff debt at an accelerated rate. This quarter, we paid down $2 million of our debt, leaving a debt balance of $15 million, all of which is related to our KIRK acquisition. We expect to pay down an additional $6 million in debt over the next 12 months, thus gradually reducing the debt service cost of approximately $300 thousand per quarter. This payoff schedule may be accelerated if available cash allows.
Although our share repurchase program remains in place with 1.3 million shares authorized for repurchase, our credit facility covenants effectively preclude our use of cash for share repurchases. We therefore do not plan to repurchase shares in the foreseeable future.
We had 19.5 million shares outstanding at quarter end. This is a slight increase over last quarter due to the exercise of employee stock options and granting of our first restricted stock awards.
Our GAAP effective tax rate for the year is estimated to be between 48% and 52%. Our GAAP effective tax rate is impacted by the mix of taxable income between our domestic and foreign operations, and has been impacted this year by the further delay of research and development tax credits in the United States. In the third quarter, our GAAP effective tax rate is 37.4% due to discrete items arising in the quarter for tax provision purposes.
Our non-GAAP effective tax rate for the year is estimated to be between 35 and 39% depending upon the blend of foreign versus US taxable income and any R&D credits that Congress may enact.. Our non-GAAP annual effective tax rate is derived by eliminating amortization of intangible assets and FAS 123R expense from pre-tax income in our calculation. Due to the discrete items arising in the third quarter tax provision, the non-GAAP effective tax rate for the quarter is 31.9%.
The reconciliation between GAAP and non-GAAP for the third quarter is:
•	GAAP net income was $1.7 million or 9 cents per diluted share

•	GAAP earnings before taxes were $2.8 million

•	We added back:
Share-based compensation from stock options equal to $877,000; and
Amortization of intangible assets of $1.1 million.
•	These adjustments yielded non-GAAP pre-tax income of $4.8 million. We tax affected this amount by 31.9%.

•	To arrive at non-GAAP net income of $3.3 million or 17 cents per diluted share.
The reconciliation between GAAP and non-GAAP for the first nine months of 2006 is:
•	GAAP net loss was $612,000 or 3 cents per diluted share

•	GAAP earnings before taxes were $0.2 million

•	We added back:
Share-based compensation from stock options equal to $2.6 million; Amortization of intangible assets of $3.4 million; and Purchased in-process R&D of $2.0 million.
•	These adjustments yielded non-GAAP pre-tax income of $8.2 million. We tax affected this amount by 34.3%.

•	To arrive at non-GAAP net income of $5.4 million or 28 cents per diluted share.
Now I will turn the call back over to John.
John Elms
Thanks, Carolyn. At this point, I’d like to review guidance for 2006.
Due to the completion of a large retail product refresh, we are seeing a fourth quarter slowing of Americas retail sales that have been exceptionally strong year-to-date. This slowdown, combined with continued softness in the KIRK North American OEM channel and SpectraLink international Wi-Fi sales, is impacting our outlook. As a result, and with approximately seven weeks remaining in the year, we are now forecasting fourth quarter revenue of approximately $41 million, which is slightly lower than our previous full-year guidance for revenue would have indicated.
The balance of our full-year guidance is unchanged.
Full-year non-GAAP gross margin, excluding the affects of FAS 123R, should be in the range of 55-60%.
Full-year 2006 operating expenses as a percentage of net sales on a non-GAAP basis are expected to be 23-24% for Sales and Marketing, 13-14% for R&D, and 9-10% for G&A.
In closing, I would characterize our third quarter as one where we made great progress not only with our cost containment efforts but also with a broad array of partners – from our OEMs to our technology partners. We continued to take productive steps toward completing the KIRK integration to ensure a global presence and continued worldwide leadership position for SpectraLink.
Thank you for joining us today. I’ll turn the call back over to the operator for questions now.
John Elms — At the end of Q&A
I want to thank everyone for participating today and remind you that this call will be available for replay through a dial-in number for 7 days and on our website for an extended period.
Goodbye.